Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the following Registration Statements: 1) Registration Statements (Form S-8 No. 333-213731 and Form S-8 No. 333-228081) pertaining to Prudential plc; and 2) Registration Statement (Form F-3 No. 333-279008) of Prudential plc and Prudential Funding (Asia) plc of our reports dated 26 March 2026, with respect to the consolidated financial statements of Prudential plc, and the effectiveness of internal control over financial reporting of Prudential plc included in this Annual Report (Form 20-F) of Prudential plc for the year ended 31 December 2025. /s/ Ernst & Young LLP London, United Kingdom 26 March 2026